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                       MASTER INTERNET SERVICES AGREEMENT

     This Master Internet Services Agreement ("AGREEMENT") is entered into this 1st day of July, 1999, by and between MCSP, Inc., with its principal offices at 3225 Beret Lane, Silver Spring, MD. 20906 ("MCSP") and Infinite Technology Information Services, Inc., with its principal offices located at 77 Jericho Turnpike, Mineola, N.Y. 11501 ("INFINITE"), for the purpose of setting forth the terms and conditions relating to the purchase of MCSP's Internet products and services by Infinite and the Eligible Participants, as defined in Section 1 below.

     1. DEFINITIONS.

        "Eligible Participants" means Infinite, its Affiliates and customers and shall also mean any other entities that MCSP and Infinite mutually agree upon are eligible to participate in the offerings under this Agreement.

        "Affiliate" means with respect to a party, an entity controlled by, controlling or under common control with such party.

        "Effective Date" means the effective date of this Agreement which shall be the date first set forth above.

     2. GRANT OF EXCLUSIVE USE. MCSP hereby grants to Infinite the exclusive right to use, resell and integrate MCSP's bandwidth licenses and Internet backbone infrastructure (the "INTERNET SERVICES") in connection with Internet solutions Infinite or its Affiliates designs for Eligible Participants or in connection with the provision of Internet Services to customers of Infinite or its Affiliates.

     3. PRICING. The prices for the Internet Services applicable to this Agreement shall be (i) the then-current actual out-of-pocket costs incurred by MCSP with respect to such Internet Services, plus (ii) an amount equal to five (5%) percent of such costs (the "PRICE"). Such Prices shall be applicable for the duration of the Term set forth in Section 6. Infinite shall have the right to add an integration fee and other charges and/or mark-ups of such Prices when reselling the Internet Services to Eligible Participants, such amounts to be in Infinite's sole discretion.

     4. FORECASTS. Two weeks prior to the end of each calendar quarter Infinite shall, based on the best available information, provide MCSP a forecast of orders likely to be generated pursuant to this Agreement on a per service and geographic basis. Infinite and MCSP shall meet at Infinite's principal office during the first two weeks of each calendar quarter during the term of this Agreement to discuss Infinite's estimate of anticipated Eligible Participants' needs for Internet Services on a per service and geographic basis for the ensuing calendar quarter. Additionally,

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these meetings will be designed to promote discussions of the most appropriate network architecture to service Infinite's customers. Each of these meetings shall be followed by an executive meeting at which at least one officer of Infinite attends.

     5. SERVICE ORDERS AND COORDINATION. Infinite will coordinate all orders for Internet Services through MCSP's designated Account Manager. Infinite will enter into a service agreement with MCSP, on behalf of each Eligible Participant, for Internet Services to be provide to each Eligible Participant (referred to herein singularly as "SERVICE AGREEMENT" and collectively as "SERVICE AGREEMENTS"). Each Service Agreement shall set forth the terms, conditions, and pricing of the Internet Services. The current terms and conditions applicable to purchases of dedicated Internet connections are set forth in Schedule 1. If Infinite believes that the level of Internet Service or support provided to an Eligible Participant in any case is insufficient, Infinite may contact MCSP's designated Account Manager for assistance with problem resolution.

     6. TERM OF THE AGREEMENT. Unless sooner terminated in accordance with this Agreement, the initial term of this Agreement shall be three (3) years from the Effective Date, which term shall be automatically renewed for an additional one year period, provided that neither party has delivered to the other a written notice of intent not to renew for the forthcoming term not less than sixty (60) days in advance of the end of the then-current term.

     7. MERGER OF MCSP AND INFINITE. Any time after January 1, 2001 either MCSP or Infinite may elect, by written notice to the other, that MCSP merge with and into Infinite (structured as a tax-free reorganization); provided, that Infinite has contracted for Internet Services during the six (6) month period prior to the date of such notice of not less than $225,000.

     Upon the effectiveness of such merger, among other things, MCSP shall be merged with and into Infinite and all of the shares of Common Stock of MCSP shall be exchanged for a number of shares equal to one-third (1/3) of the shares of issued and outstanding common stock of Infinite.

     8. CONSULTING. MCSP will (at no additional charge) provide one day of on-site assistance once monthly and provide remote assistance as reasonably required to assist Infinite in routing traffic and configuring equipment.

     9. LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY STATED, OR IMPLIED HEREIN OR IN ANY SERVICE AGREEMENT, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY WHATSOEVER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF PROFIT, LOSS OF REVENUE, OR LOSS OF BUSINESS SUFFERED BY THE OTHER OR BY ANY ELIGIBLE PARTICIPANT, ASSIGNEE OR OTHER TRANSFEREE OF THE OTHER, EVEN IF INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

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     10. ACCEPTABLE USE. MCSP's Internet Services may be used only for lawful purposes. Use of any Internet Service must comply with the then-current version of the MCSP Acceptable Use Policy ("POLICY") for the geographic area in which the service is provided, to be provided by MCSP on a case-by-case basis. MCSP reserves the right to change the Policy from time to time, effective upon notification to Infinite. MCSP reserves the right to suspend the Internet Services or terminate this Agreement effective upon notice for a violation of the Policy which is not cured within ten (10) days after such notice.

     11. INVOICING AND PAYMENT. The Eligible Participants obtaining Internet Services will make payment to Infinite for Internet Services in accordance with the terms of each applicable Service Agreement. MCSP will invoice Infinite for the aggregate Internet Services in accordance with the terms of the applicable Service Agreements with Eligible Participants.

     12. MARKETING AND PUBLICITY.

         MCSP will assist Infinite in the design and implementation of a marketing program for Infinite's provision of Internet Services to third parties. Such program shall include, but not be limited to, (i) Infinite's ability to resell MCSP's Internet Services, (ii) cooperating on mutually beneficial hosting and co-location remarketing programs and (iii) cooperation on international co-location facilities agreements. Other than (a) identifying MCSP to Eligible Participants as Infinite's Internet Service provider, and (b) any mutually approved joint marketing programs, neither party shall publicize the existence of this Agreement without the written consent of the other, except as may be required by applicable law, regulation, or government order. Neither party may use the name, logo, trademarks, service marks or other proprietary identifying symbols of the other party in any advertising, signage, marketing materials, brochures or any other materials in any medium without the other party's express advance written consent. Any such permitted use shall be only within guidelines provided by such party. Neither party shall issue any press release, announcement or public statement with respect to this Agreement or the other party without the other party's express advance written consent. Any breach of this Section shall be a material breach of this Agreement constituting cause for termination.

     13. INFINITE NOT RESTRICTED. Infinite may seek services similar to the Internet Services from third parties and may engage in provision of Internet Services directly, through its own Internet backbone infrastructure, which it may construct or acquire.

     14. AUDIT. In order to verify the performance of each parties' financial obligations to eachother hereunder, either party (the "AUDITING PARTY") may cause, upon ten (10) days' prior notice (i) an audit to be made of the other party's (the "AUDITED PARTY") relevant books and records and/or (ii) an inspection to be made of the Audited Party's relevant facilities and procedures. Any audit and/or inspection shall be conducted during regular business hours at the Audited Party's facilities and in a manner that does not interfere with the Audited Party's normal business activities. Any audit shall be conducted by an independent certified public accountant selected by the Auditing Party (other than on a contingent fee basis) who will be subject to the confidentiality provisions of this Agreement. The Auditing Party will be entitled to receive the

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final written report from the selected auditor. All records and the final written report shall remain the confidential information of the Auditing Party. The Audited Party shall provide the selected auditor access to the relevant records and facilities. The Auditing Party agrees to, or to cause the auditor to, deliver a copy of the final report to the Auditing Party promptly upon completion of the audit. The Audited Party shall notify the Auditing Party within thirty (30) days of its receipt of the report of any disagreements with the findings contained therein. Such notice shall state the basis upon which the Audited Party disagrees with the findings and shall be accompanied by data to support its assertions. If within thirty (30) days of delivery of such notice to the Auditing Party, the parties cannot agree on the numbers or the amounts reported, a second audit shall be conducted by an independent certified public accountant mutually agreed to by the parties. The cost of such second audit shall be borne equally by both parties and the conclusions shall be binding upon both parties. The Audited Party shall make prompt adjustments to compensate for any errors or omissions disclosed by the audit. Any such audit shall be paid for by the Auditing Party unless material discrepancies are disclosed. "Material" shall mean an error of five percent (5%) or more of the number or amount that was reported. If material discrepancies are disclosed, the Audited Party agrees to reimburse the Auditing Party for the reasonable costs (based on current market prices) associated with the audit in addition to all sums due. In no event shall audits be made more frequently than annually.

     15. OPPORTUNITY TO BID. In the event that Infinite requires additional telecommunications services (including Internet-protocol-based Internet Services and traditional voice Internet Services), Infinite shall provide MCSP and its affiliates an opportunity to propose terms under which they could provide such Internet Services to Infinite. However, nothing contained herein shall be construed as prohibiting or limiting Infinite's right to conduct such activities as principal.

     16. CONFIDENTIALITY. The prices and terms of this Agreement shall be held confidential by each party, as shall each party's confidential or proprietary information, including, without limitation, any information obtained by MCSP, its agents or representatives in the course of performing an audit pursuant to
Section 14 of this Agreement ("CONFIDENTIAL INFORMATION"). MCSP's performance under this Agreement, the quality of MCSP network performance, the Prices and any data provided by MCSP to Infinite regarding performance of the MCSP network shall be deemed MCSP Confidential Information. Neither party shall disclose the other party's Confidential Information to third parties without the other party's written consent, except as permitted pursuant to this Section. Each party shall disseminate the other party's Confidential Information among its employees only on a need-to-know basis and shall use such Confidential Information only for the purpose of performing its obligations hereunder. To the extent a party is required by applicable law, regulation, or a government agency or court order, subpoena, or investigative demand, to disclose the existence or terms of this Agreement, or the other party's Confidential Information, such party shall use its reasonable efforts to minimize such disclosure and obtain an assurance that the recipient shall accord confidential treatment to such Confidential Information, and shall notify the other party contemporaneously of such disclosure. Either party, in its discretion, may terminate this Agreement for cause upon ten days' notice and without

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penalty in the event of any breach of this Section. The obligations in this
Section shall survive any termination of this Agreement for a period of two (2) years.

     17. GENERAL.

         This Agreement may not be assigned by either party without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed, provided, however, that this Agreement shall be binding upon and inure to the benefit of any successor in interest to Infinite resulting from, among other things, a merger, consolidation, sale of stock or sale of substantially all of the assets of Infinite. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law. This Agreement supersedes all prior or contemporaneous representations, agreements or understandings concerning the subject matter hereof. If any term of this Agreement, or the application of such term to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such term to persons or circumstances other than those to which it is held invalid, shall not be affected thereby. The effective date of this Agreement is the last date of the signatures of a duly authorized representative of a party affixed below.

MCSP, INC.                                   INFINITE TECHNOLOGY INFORMATION
                                             SERVICES, INC.

By: /s/ Paul Wolotsky                        By: /s/ Mark Dresner
    ----------------------------                 -------------------------------
    Name: Paul Wolotsky                          Name: Mark Dresner
    Title: President                             Title: President


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                                   SCHEDULE 1

                              TERMS AND CONDITIONS

1. MCSP exercises no control over, and accepts no responsibility for, the content of the information passing through MCSP's host computers, network hubs and points of presence (the "MCSP NETWORK"). EXCEPT AS EXPRESSLY SET FORTH IN
SECTION 7 BELOW, MCSP (a) MAKES NO WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, FOR THE INTERNET SERVICES AND EQUIPMENT IT IS PROVIDING, AND (b) DISCLAIMS ANY WARRANTY OF TITLE, MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE. Use of any information obtained via the MCSP Network is at Infinite's own risk. MCSP specifically denies any responsibility for the accuracy or quality of information obtained through its Internet Services. MCSP shall not be liable for any delay or failure in performance due to Force Majeure, which shall include without limitation acts of God, earthquake, labor disputes, changes in law, regulation or government policy, riots, war, fire, epidemics, acts or omissions of vendors or suppliers, equipment failures, transportation difficulties, or other occurrences which are beyond MCSP's reasonable control.

2. All use of the MCSP Network and the service must comply with the then-current version of the MCSP Acceptable Use Policy ("POLICY") which is made a part of this Agreement. MCSP reserves the right to amend the Policy from time to time, effective upon notice to Infinite. MCSP reserves the right to suspend the service or terminate this Agreement effective upon notice for a violation of the Policy which is not cured within ten (10) days after written notice of such violation. Infinite agrees to indemnify and hold harmless MCSP from any losses, damages, costs or expenses resulting from any third party claim or allegation ("CLAIM") arising out of or relating to use of the service, including any Claim which, if true, would constitute a violation of the Policy.

3. NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES THAT RESULT FROM INFINITE'S OR INFINITE'S USERS' USE OF THE MCSP NETWORK AND THE SERVICE INCLUDING, WITHOUT LIMITATION, ANY SUCH DAMAGES FOR LOSS OF DATA RESULTING FROM DELAYS, NON-DELIVERIES, MISDELIVERIES OR SERVICE INTERRUPTIONS. Notwithstanding anything to the contrary stated in this Agreement, Infinite's sole remedies for any claims relating to this service or the MCSP Network are set forth in Section 7 below.

4. Networks assigned from a MCSP net-block are non-portable. Network space allocated by MCSP must be returned to MCSP in the event Infinite discontinues service.

5. Payment is due thirty (30) days after date of invoice. Accounts are in default if payment is not received within thirty (30) days after date of invoice. If payment is returned to MCSP unpaid

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Infinite is immediately in default and subject to a returned check charge of twenty-five ($25) dollars from MCSP. Accounts unpaid sixty (60) days after date of invoice may have service interrupted or terminated. Such interruption does not relieve Infinite of the obligation to pay the applicable monthly fees. Only a written request to terminate Infinite's service relieves Infinite of the obligation to pay a monthly fee. Accounts in default are subject to an interest charge on the outstanding balance of the lesser of 1.5% per month or the maximum rate permitted by law. Infinite agrees to pay MCSP its reasonable expenses, including attorney and collection agency fees, incurred in enforcing its rights under these Terms and Conditions. Prices are exclusive of any taxes which may be levied or assessed upon the equipment or Internet Services provided hereunder. Any such taxes shall be paid by Infinite. If Infinite is exempt from otherwise applicable taxes, Infinite must submit its tax identification number and exemption certificate at the same time it submits this Agreement.

6. Billing for MCSP Internet Services will commence when a MCSP hub and a functioning telephone circuit are prepared to route IP packets to an Eligible Participant's site. The Start-up Charge is invoiced upon acceptance of this Agreement by MCSP. Charges for equipment shall be invoiced upon shipment. Service is invoiced monthly in advance, and may be canceled only by sixty (60) days' advance written notice. In the event of early cancellation of a term commitment, the Eligible Participant will be required to pay seventy-five (75%) percent of MCSP's standard monthly fee for each month remaining in the Term Commitment.

7. Neither party may use the other party's name, trademarks, tradenames or other proprietary identifying symbols without the prior written approval of the other party. Neither party may assign or transfer any of its rights or obligations under this Agreement without the express, prior written consent of the other party; provided, that either party may assign or transfer this Agreement to any affiliate of such party upon advance written notice to the other party. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

8. These Terms and Conditions are applicable to Internet Services purchased pursuant to the Master Internet Services Agreement between MCSP, and Infinite dated July 1, 1999 and shall prevail notwithstanding any variance with terms and conditions of any order submitted. Activation of service shall indicate MCSP's acceptance of this Agreement. Use of the MCSP Network constitutes acceptance of these Terms and Conditions.

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